Exhibit 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF PUYI, INC.

Subsidiaries	Jurisdiction of Incorporation
Puyi Group Limited	British Virgin Islands
Puyi Holdings (Hong Kong) Limited (普益控股(香港)有限公司)	Hong Kong
Puyi Management Consulting Co., Ltd.* (普益企业管理咨询有限公司 )	PRC
Shenzhen Baoying Factoring Co., Ltd.* (深圳宝盈商业保理有限公司)	PRC

Consolidated Variable Interest Entity (“VIE”)	Jurisdiction of Incorporation
Chengdu Puyi Bohui Information Technology Co., Ltd.* (成都普益博汇信息技术有限公司)	PRC

Subsidiaries of Consolidated VIE	Jurisdiction of Incorporation
Fanhua Puyi Fund Distribution Co., Ltd.* (泛华普益基金销售有限公司)	PRC
Guangdong Puyi Asset Management Co., Ltd.* (广东普益资产管理有限公司)	PRC
Shenzhen Puyi Zhongxiang Information Technology Co., Ltd.* (深圳普益众享信息科技有限公司)	PRC
Chongqing Fengyi Management Consulting Co., Ltd.* (重庆锋毅企业管理咨询有限公司)	PRC
Shenzhen Qianhai Zhonghui Huiguan Investment Management Co., Ltd.* (深圳前海中惠惠冠投资管理有限公司)	PRC

*	The English name of this subsidiary, consolidated VIE or subsidiary of consolidated VIE, as applicable, has been translated from its Chinese name.